Exhibit 10.18
September 24, 2025
Ana Pinczuk

[***]

Re: Offer of employment at SentinelOne, Inc.

Dear Ana:

We are very pleased to invite you to join SentinelOne, Inc. (the “Company,” or “SentinelOne”).
1.Duties and Responsibilities. Your initial assignment will be as President, Product and Technology, and as a Section 16 officer, reporting exclusively to Tomer Weingarten in their capacity as CEO. This offer letter (“Offer”) is for a full-time position. You will provide services at Your Approved Location, which means [***], where you will perform work remotely, in addition to reporting to the office on a regular basis. The Company may change Your Approved Location in its reasonable discretion; you may not change Your Approved Location unless you satisfy the requirements of the Internal Transfer and Global Mobility Policy and obtain the requisite approvals from the People Team. The position may also require you to travel to other locations as may be necessary to fulfill your responsibilities. You will also be expected to comply with all rules, policies, and procedures of SentinelOne as they may be modified from time to time.

2.Salary. Your initial annual base salary for all hours worked will be $575,000.00, with the actual amount prorated for the actual period of employment and payable in equal installments in accordance with the Company’s customary payroll practices. This position is classified as exempt and is not subject to federal and state overtime and minimum wage requirements. Your salary is subject to annual review and adjustment by the Company’s management, and any such adjustment is solely within the reasonable discretion of the Company’s management.

3.Variable Compensation. You will also be eligible to earn variable bonus compensation as determined in accordance with the Company’s bonus compensation policies as outlined in the Company Global Corporate Cash Bonus Plan (the “Bonus Plan”). Your target annual bonus compensation is 70% of your annual base salary, but this amount is not guaranteed, except for the pro-rated portion of your first partial year. Bonus payouts are subject to SentinelOne’s sole reasonable discretion based on company and individual performance. With respect to any bonus cycles during your first year of employment, to be eligible you must have been employed on or before December 31 to be paid a bonus for that fiscal year (typically paid in April). Bonuses will be prorated based on your hire date. Except as modified herein, your participation in the bonus program is subject to the terms and conditions of the Bonus Plan, which is subject to revision from time to time at SentinelOne’s reasonable discretion.

4.Benefits and Vacation. You will be eligible for benefits that are generally available to Company employees in similar positions, such as the Company’s 401(K) plan and group health insurance plan, subject to and in accordance with applicable eligibility requirements and the terms and conditions of the specific benefit arrangements. You will be eligible for paid Company holidays and to receive paid vacation under the Company’s vacation plan. Please review the relevant Company policies and/or plan documents for details regarding current benefits, including eligibility requirements. Please note that the Company may modify or eliminate specific benefits from time to time, subject to your right to receive benefits under the Change in Control and Severance Agreement referenced in paragraph 10 below.

5.Equity Awards. RSU Grant. The Company will recommend that the Company’s Compensation Committee of the Company’s Board of Directors (the “Committee”) grant you, and such approval is expected, restricted stock units (“RSUs”) and Performance Stock Units (“PSUs”) with an aggregate value of $15,000,000.00 (the “Aggregate Equity Value”), under the Company’s 2021 Equity Incentive Plan (the “Plan”) and a related agreement. The RSU portion of the equity grant is 60% of the Aggregate Equity Value, and the PSU portion is the remaining 40%. The number of shares of the Company’s Class A common stock subject to the RSUs and PSUs will equal the Aggregate Equity Value divided by the trailing 30-calendar day average of the closing price of the Company’s Class A common stock on the New York Stock Exchange immediately preceding the date of grant. RSUs and PSUs are granted at the sole discretion of the Committee and are typically granted on the fifteenth day of next month following your Employment Start Date (defined below). After your formal written acceptance of the RSUs and PSUs and in accordance with the terms and conditions of your award agreements and the Plan, for so long as you provide continuous service to the Company, the RSUs will vest over a total of four years with 1/16th of the RSUs first vesting on the Vesting Date in the month following your Employment Start Date (the “First Vesting Date”), and thereafter 1/16th of the RSUs will vest on each third Vesting Date following the First Vesting Date. For purposes of this Section 5, a “Vesting Date” is the fifth day of each month.

In regard to the PSUs, the PSUs relate to the Company’s performance for the fiscal years ending January 31, 2026 (“FY2026”), January 31, 2027 (“FY2027”), January 31, 2028 (“FY2028”) and January 31, 2029
(“FY2029”). The PSU performance metric and measurements for FY2026 have been previously approved by the Committee and are applicable to all members of the senior executive team. The PSU performance metric and measurements for FY2027, FY2028 and FY2029 will be subsequently approved by the Committee. After the end of each fiscal year, the Committee will, in good faith, certify the Company’s performance against the applicable metrics and determine the final number of shares that will vest from the PSUs for such fiscal year. So long as you provide continuous service to the Company, eligible PSUs relating to a fiscal year will vest on the date the performance results have been certified by the Committee (which will be no later than April 30 following the end of such fiscal year).
6.Expenses. Expenses related to your employment at the Company are subject to the Company’s Travel & Expenses Policy. Within fifteen days of your Employment Start Date, the Company will reimburse you for the legal fees incurred in connection with negotiating this Offer, in an amount not to exceed $15,000.
7.Withholdings. All forms of compensation paid to you as an employee of the Company will be less all applicable deductions and withholdings.

8.Confidential Information; Employee Confidential Information and Inventions Agreement. To enable the Company to safeguard its proprietary and confidential information, as a pre-condition to your employment at SentinelOne and by signing this Offer, you also agree to the terms of the Company’s form of At-Will Employment, Confidential Information and Invention Assignment Agreement attached as Exhibit A to this Offer (the “Agreement”), and confirm that you have had an opportunity and sufficient time to consider the terms of the Agreement and consult an attorney of your choice. You must separately execute and deliver a signed copy of the Agreement when you return the signed Offer to the Company. Furthermore, as we understand that you may have signed similar agreements with prior employers, we wish to impress upon you that you are absolutely prohibited from using or disclosing to the Company, directly or indirectly, any confidential or proprietary information of others, and fully expect that you will comply with your legally binding obligations to prior employers (as further detailed in the Agreement).

9.At-Will Employment. You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice, subject to the terms of this Offer, the Agreement and any other agreements with the Company. Participation in or receipt of any RSUs, benefit, compensation, or incentive program does not change the nature of the employment relationship, which remains “at-will.” No one other than an authorized officer of the Company has the authority to enter into an agreement for employment for any specified period, or to make any promises or commitments contrary to the Company’s at-will policy. To be valid and enforceable, any employment agreement for a specified term entered into by the Company must be in writing, expressly described therein as an “employment agreement” and signed by an authorized officer of the Company.

10.Termination Benefits. The Company will recommend to the Compensation Committee that you will be eligible to receive change in control and severance payments and benefits under the Change in Control and Severance Agreement (the “Severance Agreement”) attached hereto as Exhibit B.

11.Equal Employment Opportunity. The Company is an equal opportunity employer and conducts its employment practices based on business needs and in a manner that treats employees and applicants on the basis of merit and experience. The Company prohibits unlawful discrimination on the basis of race, color, religion, sex, pregnancy, national origin, citizenship, ancestry, age, physical or mental disability, veteran status, marital status, domestic partner status, sexual orientation, or any other consideration made unlawful by federal, state or local laws.
12.Authorization to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire, or our employment relationship with you may be terminated. Your work authorization documentation will be validated through the E-Verify program (https://www.e-verify.gov/employees). Your continued employment with SentinelOne is subject to confirmation that you are authorized to work in the United States. If you have any questions, please contact me at [***].

13.Complete Offer and Agreement. This Offer, the Agreement and the Severance Agreement set forth the entire agreement and terms of your employment with the Company and supersede any prior representations, discussions or agreements, even if inconsistent, and whether written or oral, among you and the Company. This letter may not be modified or amended except by a written agreement, approved by an authorized officer of the Company and signed by you. It is understood that the Company may, from time to time, in its reasonable discretion, adjust the salaries, incentive compensation, and benefits paid to you and its other employees, as well as job titles, locations, duties, responsibilities, assignments, and reporting relationships, subject to this Offer, the Agreement and the Severance Agreement.

14.Start Date; Acceptance of Offer. This Offer is conditioned on you satisfying all conditions of employment, including your (a) return of a signed copy of this letter and the Agreement attached as Exhibit A, and (b) successful completion of relevant reference and background checks. You will separately receive information regarding reference and background checks and the required consent documentation. Consistent with applicable law, unsatisfactory completion of such reference and background checks will be considered and may lead to withdrawal of this Offer. Subject to the foregoing, we hope that you will accept this Offer promptly and begin your full-time employment at the Company on September 25, 2025 (such date, or a later date agreed to by SentinelOne and you, is your “Employment Start Date”). If this Offer is acceptable to you, please sign the enclosed copy of this letter and the Agreement in the spaces indicated and return both documents to me at your earliest convenience. If you need additional time to consider this Offer and the Agreement, please let me know.

Ana, our team was impressed by your accomplishments and potential, and we are enthusiastic at the prospect of your joining us. I look forward to your early acceptance of this Offer, and to your contributions to the growth and success of SentinelOne.

Sincerely,
/s/ Tomer Weingarten
Tomer Weingarten CEO

ACCEPTANCE OF EMPLOYMENT OFFER:

I accept the offer of employment by the Company on the terms described in this letter.

Signature: /s/ Ana Pinczuk
Date: September 24, 2025